PROXY VOTING POLICY

OF

TOREADOR RESEARCH & TRADING LLC

PREFACE

Toreador Research & Trading LLC (the “Toreador”) is an investment advisory firm registered as such with the Securities and Exchange Commission ( the Commission”) under the Investment Advisers Act of 1940, as amended (“Advisers Act”). Toreador serves as investment adviser to a variety of clients, including but not limited to one or more separate series (each such series a “Fund” and together the “Funds”) of the Unified Series Trust (the “Trust”), a registered open-end management investment company (“each a “Client” and together, the Clients”). This policy will address itself to all Clients of Toreador, including the Fund(s) for which Toreador provides investment advisory services and any future Funds that may be offered by the Trust and for which Toreador provides investment advisory services.

The Trust’s affairs are generally managed by its Board of Trustees (the “Board”). Among its obligations to the Trust’s shareholders, the Board is responsible for voting all proxies related to securities held in each Fund’s investment portfolio. The Board, consistent with its fiduciary duties and pursuant to applicable rules and regulations promulgated under the 1940 Act, has reviewed and approved this proxy voting policy (the “Policy”) to reflect Toreador's agreement, on behalf of the Board, to vote all proxies in a manner consistent with the best interests of the Fund’s shareholders. Toreador, consistent with its duty of care, will monitor corporate actions for those securities issuers who have called upon their shareholders to vote proxies or attend shareholder meetings for the purpose of voting upon issues. Consistent with its duty of loyalty, Toreador will, in all cases, vote such proxies in a manner designed to promote shareholders’ best interests.

KEY PROXY VOTING ISSUES

1.	General Policies

All proxy solicitations shall be reviewed on an issuer-by-issuer basis, and each item for which a vote is sought shall be considered in the context of the company under review and the various economic impacts such item may have on the Fund’s stated investment objectives. Toreador will give great weight to the views of the issuer’s management, and in most cases will vote in favor of management’s recommendations unless it is apparent, after reasonable inquiry, that to vote in accordance with management recommendations would likely have a negative impact on Client shareholder value. In such cases, Toreador will engage in an independent analysis of the impact that the proposed action will have on shareholder values and will vote such items in accordance with their good faith conclusions as to the course of action that will best benefit the Client shareholders.

2.	Boards of Directors

Electing directors is one of the most important rights of stock ownership that company shareholders can exercise. Toreador believes that directors should act in the long-term interests of their shareholders and the company as a whole. Generally, when called upon by an issuer to vote for one or more directors, Toreador will vote in favor of director nominees that have expressed and/or demonstrated a commitment to the interest of the company’s shareholders. Toreador will consider the following factors in deciding how to vote proxies relating to director elections:

•

In re-electing incumbent directors, the long-term performance of the company relative to its peers shall be the key factor in whether Toreador votes to re-elect the director(s). Toreador will not vote to re-elect a director if the company has had consistently poor performance relative to its peers in the industry, unless the director(s) has/have taken or is/are attempting to take tangible steps to improve the company’s performance.

•

Whether the slate of director nominees promotes a majority of independent directors on the full board – The Board believes that it is in the best interest of all company shareholders to have, as a majority, directors that are independent of management.

•	A director nominee’s attendance at less than 75% of required meetings – frequent non-attendance at board meetings will be grounds for voting against re-election.

•

Existence of any prior SEC violations and/or other criminal offenses – Toreador will not vote in favor of a director nominee who, to Toreador's actual knowledge, is the subject of SEC or other criminal enforcement actions.

Toreador believes that it is in its Clients’ best interests to have knowledgeable and experienced directors serving on a company’s board. To this end, Toreador believes that companies should be allowed to establish director compensation packages that are designed to attract and retain such directors. When called upon to vote for director compensation proposals, Toreador will consider whether such proposals are reasonable in relation to the company’s performance and resources, and are designed to attract qualified personnel yet do not overburden the company or result in a “windfall” to the directors. Toreador will vote in favor of proposals that seek to impose reasonable limits on director compensation.

In all other issues that may arise relating to directors, Toreador will vote against any proposal that benefits directors at the expense of shareholders, and in favor of all proposals that do not unreasonably abrogate the rights of shareholders. As previously stated, each issue will be analyzed on an item-by-item basis.

3.	Corporate Governance

Corporate governance issues may include, but are not limited to, the following: (i) corporate defenses, (ii) corporate restructuring proposals, (iii) proposals affecting the capital structure of a company, (iv) proposals regarding executive compensation, or (v) proposals regarding the independent auditors of the company. When called upon to vote on such items, Toreador shall consider, without limitation, the following factors:

i.            Corporate Defenses. Although Toreador will review each proposal on a case-by-case basis, Toreador will generally vote against management proposals that (a) seek to insulate management from all threats of change in control, (b) provide the board with veto power against all takeover bids, (c) allow management or the board of the company to buy shares from particular shareholders at a premium at the expense of the majority of shareholders, or (d) allow management to increase or decrease the size of the board at its own discretion.

Toreador will only vote in favor of those proposals that do not unreasonably discriminate against a majority of shareholders, or greatly alter the balance of power between shareholders, on one side, and management and the board, on the other.

ii.           Corporate Restructuring. These may include mergers and acquisitions, spin-offs, asset sales, leveraged buy-outs and/or liquidations. In determining how to vote on these types of proposals, Toreador will consider the following factors: (a) whether the proposed action represents the best means of enhancing shareholder values, (b) whether the company’s long-term prospects will be positively affected by the proposal, (c) how the proposed action will impact corporate governance and/or shareholder rights, (d) how the proposed deal was negotiated, (e) whether all shareholders receive equal/fair treatment under the terms of the proposed action, and/or (f) whether shareholders could realize greater value through alternative means.

iii.         Capital Structure. Proposals affecting the capital structure of a company may have significant impact on shareholder value, particularly when they involve the issuance of additional stock. As such, Toreador will vote in favor of proposals to increase the authorized or outstanding stock of the company only when management provides persuasive business justification for the increase, such as to fund acquisitions, recapitalization or debt restructuring. Toreador will vote against proposals that unreasonably dilute shareholder value or create classes of stock with unequal voting rights if, over time, such action may lead to a concentration of voting power in the hands of few insiders.

iv.          Executive Compensation. Toreador believes executives should be compensated at a reasonable rate and that companies should be free to offer attractive compensation packages that encourage high performance in executives because, over time, it will increase shareholder values. Toreador also believes however, that executive compensation should, to some extent, be tied to the performance of the company. Therefore, Toreador will vote in favor of proposals that provide challenging performance objectives to company executives and which serve to motivate executives to better performance. Toreador will vote against all proposals that offer unreasonable benefits to executives whose past performance has been less than satisfactory.

Toreador will vote against shareholder proposals that summarily restrict executive compensation without regard to the company’s performance, and in favor of shareholder proposals that seek additional disclosures on executive compensation.

v.           Independent Auditors. The engagement, retention and termination of a company’s independent auditors must be approved by the company’s audit committee, which typically includes only those independent directors who are not affiliated with or compensated by the company, except for directors’ fees. In reliance on the audit committee’s recommendation, Toreador generally will vote to ratify the employment or retention of a company’s independent auditors unless Toreador is aware that the auditor is not independent or that the auditor has, in the past, rendered an opinion that was neither accurate nor indicative of the company’s financial position.

4.	Shareholder Rights

State law provides shareholders of a company with various rights, including, but not limited to, cumulative voting, appraisal rights, the ability to call special meetings, the ability to vote by written consent and the ability to amend the charter or bylaws of the company. When called upon to vote on such items, Toreador will carefully analyze all proposals relating to shareholder rights and will vote against proposals that seek to eliminate existing shareholder rights or restrict the ability of shareholders to act in a reasonable manner to protect their interest in the company. In all cases, Toreador will vote in favor of proposals that best represent the long-term financial interest of Fund shareholders.

5.	Social and Environmental Issues

When called upon to vote on items relating to social and environmental issues, Toreador will consider the following factors:

•	Whether the proposal creates a stated position that could negatively affect the company’s reputation and/or operations, or leave it vulnerable to boycotts and other negative consumer responses;
•	The percentage of assets of the company that will be devoted to implementing the proposal;
•	Whether the issue is more properly dealt with through other means, such as through governmental action;
•	Whether the company has already dealt with the issue in some other appropriate way; and
•	What other companies have done in response to the issue.

While Toreador generally supports shareholder proposals that seek to create good corporate citizenship, Toreador will vote against proposals that would tie up a large percentage of the assets of the company. Toreador believes that such proposals are inconsistent with its duty to seek long-term value for Clients. Toreador will also evaluate all proposals seeking to bring to an end certain corporate actions to determine whether the proposals adversely affect the ability of the company to remain profitable. Toreador will vote in favor of proposals that enhance or do not negatively impact long-term shareholder values.

PROXY VOTING PROCEDURES

of

TOREADOR INVESTMENT MANAGEMENT, INC.

1.	The Proxy Voting Officer

Toreador hereby designates the firm's Chief Investment Officer as the person responsible for voting all proxies relating to securities held in Client accounts (the “Proxy Voting Officer”). The Proxy Voting Officer shall take all reasonable efforts to monitor corporate actions, obtain all information sufficient to allow an informed vote on a pending matter, and ensure that all proxy votes are cast in a timely fashion and in a manner consistent with this Policy.

If, in the Proxy Voting Officer’s reasonable belief, it is in the best interest of the Fund’s shareholders to cast a particular vote in a manner that is contrary to this Policy, the Proxy Officer shall submit a request for a waiver to the Board stating the facts and reasons for the Proxy Voting Officer’s belief. The Proxy Voting Officer shall proceed to vote the proxy in accordance with the decision of the Board.

In addition, if, in the Proxy Voting Officer’s reasonable belief, it is in the best interest of the Fund shareholders to abstain from voting on a particular proxy solicitation, the Proxy Voting Officer shall make a record summarizing the reasons for the Proxy Voting Officer’s belief and shall present such summary to the Board along with other reports required in Section 3 below.

2.	Conflict of Interest Transactions

The Proxy Voting Officer shall submit to the Board all proxy solicitations that, in the Proxy Voting Officer’s reasonable belief, present a conflict between the interests of the Fund’s shareholders on one hand, and those of a Trustee, Officer, Adviser, Sub-Adviser (if any), Principal Underwriter or any of its affiliated persons/entities (each, an “Affiliated Entity”). Conflict of interest transactions include, but are not limited to, situations where:

•	an Affiliated Entity has a business or personal relationship with the participant of a proxy contest such as members of the issuer’s management or the soliciting shareholder(s);
•	an Affiliated Entity provides brokerage, underwriting, insurance or banking or other services to the issuer whose management is soliciting proxies;
•	an Affiliated Entity has a personal or business relationship with a candidate for directorship; or
•	an Affiliated Entity manages a pension plan or administers an employee benefit plan of the issuer, or intends to pursue an opportunity to do so.

In all such cases, the materials submitted to the Board shall include the name of the Affiliated Entity whose interests in the transaction are believed to be contrary to the interests of the Fund, a brief description of the conflict, and any other information in the Proxy Voting Officer’s possession that would to enable the Board to make an informed decision on the matter. The Proxy Voting Officer shall vote the proxy in accordance with the direction of the Board.

3.	Report to the Board of Trustees

The Proxy Voting Officer shall compile and present to the Board an annual report of all proxy solicitations received by the Fund(s), including for each proxy solicitation, (i) the name of the issuer, (ii) the exchange ticker symbol for the security, (iii) the CUSIP number, (iv) the shareholder meeting date; (iv) a brief identification of the matter voted on, (v) whether the matter was proposed by the management or by a security holder; (vi) whether the Proxy Voting Officer cast his/her vote on the matter and if not, an explanation of why no vote was cast; (vii) how the vote was cast (i.e., for or against the proposal); (viii) whether the vote was cast for or against management; and (ix) whether the vote was consistent with this Policy, and if inconsistent, an explanation of why the vote was cast in such manner. The report shall also include a summary of all transactions which, in the Proxy Voting Officer’s reasonable opinion, presented a potential conflict of interest, and a brief explanation of how each conflict was resolved.

4.	Responding to Fund Shareholders’ Request for Proxy Voting Disclosure

Consistent with this Policy, Toreador, not later than August 31 of each year, submit a complete record of its proxy voting record for the Fund(s) to be filed with the Securities and Exchange Commission for the twelve month period ending June 30th of such year on SEC Form N-PX. In addition, the Proxy Voting Officer shall make the Fund’s proxy voting record available to any Fund shareholder who may wish to review such record through the Trust’s website. The Trust’s website shall notify shareholders of the Fund that the Fund’s proxy voting record and a copy of this Policy is available, without charge, to the shareholders by calling the Trust’s toll-free number as listed in its current prospectus. Toreador shall respond to all shareholder requests for records within three business days of such request by first-class mail or other means designed to ensure prompt delivery.

5.	Record Keeping

In connection with this Policy, the Proxy Voting Officer shall maintain a record of the following:

•	copies all proxy solicitations received by the Fund, including a brief summary of the name of the issuer, the exchange ticker symbol, the CUSIP number, and the shareholder meeting date;
•	a reconciliation of the proxy solicitations received and number of shares held by the Fund in the soliciting issuer;
•	the analysis undertaken to ensure that the vote cast is consistent with this Policy;
•	copies, if any, of any waiver request submitted to the Board along with the Board’s final determination relating thereto;
•	copies, if any, of all documents submitted to the Board relating to conflict of interest situations along with the Board’s final determinations relating thereto;
•	copies of any other documents created or used by the Proxy Voting Officer in determining how to vote the proxy;
•	copies of all votes cast;
•	copies of all quarterly summaries presented to the Board; and
•	copies of all shareholder requests for the Fund’s proxy voting record and responses thereto.

All records required to be maintained under this Policy shall be maintained in the manner and for such period as is consistent with other records required to be maintained by Toreador pursuant to applicable rules and regulations promulgated under the Advisers Act and the Investment Company Act of 1940.

- 6 -